Exhibit 99.1

Securities and Exchange Commission
Washington, D.C. 20549

As independent certified public accountants for IntelliCorp, Inc. we are required to apply review procedures in accordance with Statement of Auditing Standards #71 with respect to the quarterly consolidated financial information. In regards to the consolidated financial statements as of and for the quarter ended March 31, 2001, we have not been able to complete the required review procedures.

/s/ Moss Adams LLP

May 14, 2002
San Francisco, California